Press Release

ALCAN DELIVERS STRONG THIRD QUARTER

EARNINGS MOMENTUM DRIVES ALL-TIME RECORD CASH FLOW OF $800 MILLION

FINANCIAL HIGHLIGHTS

•	Income from continuing operations of $1.21 per common share compared to $0.19 a year earlier and $1.21 in the second quarter;

•	Operating earnings of $1.22 per common share compared to $0.53 a year earlier and $1.48 in the second quarter;

•	Record cash from operating activities in continuing operations of $803 million, up from $655 million a year earlier and $771 million in the second quarter;

•	Selling, General and Administrative expenses at $327 million or 5.7% of revenues, down from 6.8% a year earlier and 6.0% last quarter.

MONTREAL, CANADA - October 31, 2006 - Alcan Inc. (NYSE, TSX: AL) today reported operating earnings of $1.22 per common share in the third quarter of 2006 compared to $0.53 a year ago and $1.48 in the seasonally strong second quarter.

“Operating cash flow reached an all-time high of $803 million, and we recorded the strongest third-quarter earnings performance in Alcan’s history,” said Dick Evans, President and CEO. “We have worked hard to reduce costs, restructure businesses and upgrade our portfolio, and the effort is paying off. Our focus is squarely on managing for cash and real economic value, with the financial rigour and management systems to deliver,” he continued.

“Alcan’s recent dividend increase and share repurchase announcements reflect our confidence in the company’s prospects and commitment to superior returns. We intend to maintain a disciplined approach to capital allocation balancing growth, returns to shareholders and balance-sheet strength. With aluminum market fundamentals expected to remain firm and normal seasonal patterns in cash flow, we expect fourth-quarter cash from operations to be even stronger,” he concluded.

*Note: All amounts in this press release are expressed in U.S. dollars unless otherwise stated. This press release includes a number of measures for which no meaning is prescribed by generally accepted accounting principles (GAAP). Refer to the section “Definitions” for an explanation of these measures.

	Third Quarter		Second Quarter	Nine Months Ended September 30
($ millions, except where indicated)	2006	2005	2006	2006	2005
Operating earnings - excluding foreign currency
balance sheet translation and Other Specified Items	461	197	556	1,490	706

Foreign currency balance sheet translation	-	(115)	(100)	(109)	(81)
Other Specified Items (OSIs)	(1)	(10)	(2)	(13)	(137)

Income from continuing operations	460	72	454	1,368	488
Income (Loss) from discontinued operations	(4)	9	1	-	2
Cumulative effect of accounting change	-	-	-	(4)	-
Net income	456	81	455	1,364	490
Basic earnings per common share ($ per common share)
Operating earnings	1.22	0.53	1.48	3.96	1.89
Income from continuing operations	1.21	0.19	1.21	3.63	1.30
Net income	1.20	0.21	1.21	3.62	1.31
Average number of common shares outstanding (millions)	376.1	370.3	375.1	374.7	370.2

Operating Earnings

Operating earnings from continuing operations exclude foreign currency balance sheet translation effects and Other Specified Items (OSIs). Operating earnings of $461 million in the third quarter of 2006 were $264 million higher than in the comparable quarter a year ago. The improvement mainly reflected higher aluminum prices partly offset by increased raw materials and energy costs, as well as the negative impact of a stronger Canadian dollar. Compared to the second quarter of 2006, operating earnings were down $95 million due to lower metal prices and volumes, and higher input costs in Packaging, partly offset by better pricing and mix in Engineered Products.

Included in operating earnings for the third quarter of 2006 were mark-to-market gains on derivatives of $0.03 per common share as compared to losses of $0.04 a year earlier and gains of $0.03 in the second quarter of 2006.

Net Income

Including OSIs, foreign currency balance sheet translation, and discontinued operations, net income was $456 million or $1.20 per common share for the third quarter.

Sales and Operating Revenues

	Third Quarter		Second Quarter	Nine Months Ended September 30
($ millions, unless otherwise noted)	2006	2005	2006	2006	2005

Sales & operating revenues ($M)	5,769	4,887	6,103	17,422	15,271
Volumes (Kt)
Ingot products *	728	801	765	2,242	2,269
Aluminum used in engineered products & packaging	323	311	341	1,001	974
Total aluminum volume	1,051	1,112	1,106	3,243	3,243
Aluminum pricing data ($ per tonne)
Ingot product realizations *	2,598	1,959	2,709	2,587	2,017
Average LME 3-month price (1-month lag)	2,528	1,811	2,661	2,519	1,843
* The bulk of Alcan’s ingot product sales are based on the LME 3-month price with a one month lag plus a local market premium and any applicable product premium.

Sales and operating revenues of $5,769 million were up $882 million compared to the year-ago quarter mainly reflecting higher aluminum prices, and favourable pricing, mix and volume in downstream businesses. Compared to the second quarter of 2006, sales and operating revenues declined by $334 million mainly as a result of lower metal prices and volumes, partially offset by pricing and mix improvements in Engineered Products.

Total aluminum volume was down 61kt from the year-ago quarter mainly due to lower sales in Europe, reflecting the closure of the Steg smelter in Switzerland and the production interruption at the ISAL smelter in Iceland. Volumes were down 55kt sequentially also as result of lower sales in Europe, including the impact of lost production at the ISAL smelter.

The average realized price on sales of ingot products during the third quarter was up $639 per tonne from the year-ago quarter and down $111 per tonne from the second quarter of 2006. The increase over the year-ago quarter reflected the impact of higher LME aluminum prices while the sequential quarter decline reflected lower aluminum prices.

Cash Flow and Debt

	Third Quarter		Second Quarter	Nine Months Ended September 30
($ millions, except where indicated)	2006	2005	2006	2006	2005

Cash flow from operating activities in continuing operations	803	655	771	1,936	747
Dividends	(79)	(59)	(59)	(197)	(175)
Capital expenditures	(576)	(405)	(469)	(1,471)	(1,103)
Free cash flow from continuing operations	148	191	243	268	(531)

Cash flow from operating activities in continuing operations increased by $148 million compared to the year-ago quarter. The increase mainly reflected higher earnings, partially offset by an unfavourable change in working capital largely attributable to receivables and inventory valuations based on higher metal prices. Debt as a percentage of invested capital as at September 30, 2006 was at 33%, down from 35% at the end of the second quarter.

REVIEW OF BUSINESS GROUP PROFIT AND CORPORATE ITEMS

	Third Quarter		Second Quarter	Nine Months Ended September 30
($ millions)	2006	2005	2006	2006	2005
Business Group Profit (BGP)
Bauxite and Alumina	198	98	126	453	306
Primary Metal	675	364	774	2,207	1,220
Engineered Products	101	106	144	399	322
Packaging	161	157	134	441	490
Subtotal	1,135	725	1,178	3,500	2,338
Equity accounted joint venture eliminations	(87)	(61)	(86)	(244)	(212)
Change in fair market value of derivatives	16	(19)	7	37	11
	1,064	645	1,099	3,293	2,137
Corporate Items
Intersegment, corporate offices and other	(159)	(131)	(159)	(425)	(379)
Depreciation & amortization	(273)	(266)	(258)	(782)	(806)
Interest	(63)	(92)	(69)	(208)	(267)
Income taxes	(146)	(101)	(195)	(610)	(269)
Equity income	41	16	37	106	73
Minority interests	(4)	1	(1)	(6)	(1)
Income from continuing operations	460	72	454	1,368	488

Business Group Profit (BGP)

Bauxite and Alumina: BGP for the third quarter was a record high of $198 million, an increase of $100 million compared to the year-ago quarter. Excluding OSIs and balance sheet translation effects, the year-over-year increase in BGP was $76 million or 63%. This improvement mainly reflected higher LME-linked contract prices for alumina (reflecting the normal one-quarter lag) and insurance recoveries of $36 million related to production losses at Gove during the past year, partially offset by lower volumes, mainly at QAL, commercial activities and higher operating and raw material costs. Because most of the insurance claims were made against Alcan’s internal insurance company, they were largely offset on a consolidated basis through a corresponding charge at the corporate level (see Corporate Items below). On a sequential basis, BGP for the B&A group was $72 million above the previous quarter. Excluding OSIs and balance sheet translation effects, BGP increased by $52 million or 36% reflecting higher LME-linked contract prices and insurance benefits at Gove. Results for the fourth quarter of 2006 are expected to be lower than the third quarter as a result of lower LME-linked contract prices and the non-recurrence of insurance recoveries recorded in the third quarter.

Primary Metal: BGP for the third quarter at $675 million increased by $311 million as compared to the year-ago quarter. The improvement mainly reflected the higher LME price, partially offset by the impact of higher input costs due mainly to alumina prices, energy costs and fuel-related raw materials, as well as lower metal shipments, mainly in Europe. The latter included the impact of closing the Steg smelter in Switzerland. On a sequential quarter basis, BGP decreased by $99 million or 13%, mainly reflecting the 5% drop in LME prices, higher input costs due to the one-quarter lag in alumina prices, and higher energy and other fuel-related raw materials costs. These increases were partly offset by lower operating costs. Based on current metal prices, results for the fourth quarter of 2006 are expected to increase slightly as higher metal prices are partly offset by seasonal increases in scheduled maintenance.

Engineered Products: BGP for the third quarter was $101 million, down $5 million or 5% from the year-ago third quarter. The negative year-over-year impact of higher costs for purchased aluminum and other key inputs was largely offset by strong performances from the group’s Cable and Composites businesses, which were buoyed by robust pricing and demand. On a sequential quarter basis, BGP declined $43 million or 30% mainly due to normal summer slowing in Europe and an absence of the metal inventory timing benefits that had contributed to results in the second quarter, offset in part by stronger pricing and mix, mainly in Cable. With a normal seasonal pick-up in demand anticipated in Europe, results for the fourth quarter are expected to be moderately higher than the third quarter.

Packaging: BGP in the third quarter of $161 million was up $4 million or 2% from the prior year quarter. Excluding the impact of OSIs, foreign currency balance sheet translation effects and lost contributions from divested businesses, BGP improved by $10 million or 6%. Growth across most businesses and cost reduction programs more than offset the adverse impact of raw material price increases, mainly in aluminum. On a sequential quarter basis, BGP improved by $27 million or 20%. Excluding the impact of OSIs and balance sheet translation, BGP improved by $3 million or 2%. Normal seasonal volume weakness and negative timing differences on the pass through of raw-material costs were more than offset by the benefits of restructuring and cost-reduction programs. For the fourth quarter of 2006, BGP is expected to be lower mainly due to seasonal volume declines and planned maintenance shut-downs.

Corporate Items

The Intersegment, corporate offices and other expense category includes corporate head office costs as well as other non-operating items and the elimination of profits on intersegment sales of aluminum. Included in this category was a $30 million inter-company charge from the Bauxite and Alumina group to Alcan’s internal insurance company for claims related to lost production at the Gove refinery during the past year.

Depreciation and amortization expenses were $7 million higher than in the year-ago quarter and $15 million higher than in the second quarter, primarily reflecting an adjustment to charges at the Lynemouth smelter in the United Kingdom.

Interest expense, net of capitalized interest, was $29 million lower than in the year-ago quarter reflecting a higher level of capitalized interest as well as lower debt levels. In the third quarter, capitalized interest was $22 million, mainly related to the Gove expansion, compared to $8 million a year ago. Compared to the second quarter, interest expense declined $6 million due mainly to lower debt levels and capitalized interest.

The Company's effective tax rate on income from continuing operations was 26% in the third quarter and 32% year to date. The effective tax rate was favourably impacted in the quarter as a result of settling a number of open taxation years with various tax authorities. This impact has been reported in Other Specified Items.

Share Repurchase Program

In accordance with its announcement on October 3, 2006, Alcan has established a share repurchase program. The Company will purchase up to 18,800,000 Common Shares, representing approximately 5% of the outstanding Common Shares at October 27, 2006, i.e. 376,407,558 Common Shares under a Normal Course Issuer Bid. The Common Shares purchased under the program will be cancelled.

Purchases may be made on the Toronto Stock Exchange and the New York Stock Exchange. Purchases could, if considered advisable by the Company, commence on November 2, 2006 and will terminate at the latest on November 1, 2007.

The Company considers the purchase and cancellation of Common Shares under this program to be an appropriate and desirable investment for Alcan.

From time to time, when Alcan does not possess material non-public information about itself or its securities, it may enter into a pre-determined plan with its securities broker to allow for the repurchase of Shares at times when Alcan ordinarily would not be active in the market due to its own internal calendar-based restricted trading policies. Any such plans entered into with Alcan’s securities broker will be adopted in accordance with the requirements of applicable Canadian securities laws and Rule 10b5-1 under the U.S. Securities Exchange Act of 1934.

OUTLOOK

For 2006, world primary aluminum consumption is forecast to increase by approximately 6.7% (4.6% in 2005), while production from new capacity and restarts is expected to increase world supply by about 5.7% (7.0% in 2005). As a consequence, the Company continues to expect a market deficit of approximately 300 thousand tonnes in 2006 versus the balanced situation in 2005. Although a formal estimate has not been made for 2007, Alcan expects tight market conditions to persist with any surplus or deficit unlikely to exceed about 200 thousand tonnes.

KEY EARNINGS SENSITIVITIES

The following table provides Alcan estimates of the annualized after-tax impact of currency and LME price movements on income from continuing operations, net of hedging and forward sales.

	Increase in rate / price	In millions of $	$ / common share

Economic impact of changes in period-average exchange rates
European currencies	$0.10	(56)	(0.15)
Canadian dollar	$0.10	(110)	(0.29)
Australian dollar	$0.10	(40)	(0.11)

Balance sheet translation impact of changes in period-end exchange rates
Canadian dollar	$0.10	(160)	(0.43)
Australian dollar	$0.10	(30)	(0.08)

Economic impact of changes in period-average LME prices*
Aluminum	$100/t	170	0.45
* Realized prices generally lag LME price changes by one month. Changes in local and regional premia may also impact aluminum price realizations. Sensitivities are updated as required to reflect changes in the Company’s commercial arrangements and portfolio of operations. Not included are sensitivities to energy and raw-material prices, which may have significant impacts.

Cautionary Statement

Statements made in this quarterly earnings press release which describe the Company's or management's objectives, projections, estimates, expectations or predictions of the future may be "forward-looking statements" within the meaning of securities laws which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "estimates," "anticipates" or the negative thereof or other variations thereon. All statements that address the Company's expectations or projections about the future including statements about the Company's growth, cost reduction goals, operations, reorganization plans, expenditures and financial results are forward-looking statements. Such statements may be based on the Company’s own research and analysis. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the Company's actual actions or results could differ materially from those expressed or implied in such forward-looking statements or could affect the extent to which a particular projection is realized. Reference should be made to the Company’s most recent Annual Report on Form 10-K for a list of factors that could cause such differences.

Important factors which could cause such differences include: changes in global supply and demand conditions for aluminum and other products; changes in aluminum ingot prices and changes in raw material costs and availability; changes in the relative value of various currencies; cyclical demand and pricing within the principal markets for the Company's products; changes in government regulations, particularly those affecting environmental, health or safety compliance; fluctuations in the supply of and prices for power in the areas in which the Company maintains production facilities; the consequences of transferring most of the aluminum rolled products businesses operated by the Company to Novelis Inc.; potential discovery of unanticipated commitments or other liabilities associated with the acquisition and integration or disposition of businesses; major changes in technology that affect the Company’s competitiveness; the risk of significant losses from trading operations, including losses due to market and credit risks associated with derivatives; changes in prevailing interest rates and equity market returns related to pension plan investments; potential catastrophic damage, increased insurance and security costs and general uncertainties associated with the increased threat of terrorism or war; the effect of international trade disputes on the Company’s ability to import materials, export its products and compete internationally; economic, regulatory and political factors within the countries in which the Company operates or sells its products; relationships with, and financial and operating conditions of, customers and suppliers; the effect of integrating acquired businesses and the ability to attain expected benefits; and; other factors affecting the Company's operations including, but not limited to, litigation, labour relations and negotiations and fiscal regimes.

The Company undertakes no obligation to release publicly the results of any future revisions it may make to forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. Furthermore, the Company undertakes no obligation, in relation to future quarterly earnings disclosures, to release publicly any information on an interim basis prior to the final earnings disclosure.

DEFINITIONS

“$” all amounts are in U.S. dollars.

“Business Group Profit” (BGP) comprises earnings before interest, income taxes, minority interests, depreciation and amortization and excludes certain items, such as corporate costs, pension actuarial gains and losses and other adjustments, as well as certain OSIs (definition below) including restructuring costs (relating to major corporate-wide acquisitions or initiatives), impairment and other special charges that are not under the control of the business groups or are not considered in the measurement of their profitability. These items are generally managed by the Company's corporate head office, which focuses on strategy development and oversees governance, policy, legal, compliance, human resources and finance matters. Financial information for individual business groups includes the results of certain joint ventures and other investments accounted for using the equity method on a proportionately consolidated basis, which is consistent with the way the business groups are managed. However, the BGP of these joint ventures and equity-accounted investments is removed from total BGP for the Company and the net after-tax results are reported as equity income. The change in the fair market value of derivatives has been removed from individual business group results and is shown on a separate line within total BGP. This presentation provides a more accurate portrayal of underlying business group results and is in line with the Company’s portfolio approach to risk management.

“Debt as a percentage of invested capital” does not have a uniform definition. Because other issuers may calculate debt as a percentage of invested capital differently, Alcan’s calculation may not be comparable to other companies’ calculations. The figure is calculated by dividing borrowings by total invested capital. Total invested capital is equal to the sum of borrowings and equity, including minority interests. The Company believes that debt as a percentage of invested capital can be a useful measure of its financial leverage as it indicates the extent to which it is financed by debt holders. The measure is widely used by the investment community and credit rating agencies to assess the relative amounts of capital put at risk by debt holders and equity investors.

“Derivatives” including forward contracts, swaps and options are financial instruments used by the Company to manage the specific risks arising from fluctuations in exchange rates, interest rates, aluminum prices and other commodity prices. Mark-to-market gains and losses on derivatives will be offset over time by gains and losses on the underlying exposures.

“Foreign currency balance sheet translation” effects largely arise from translating monetary items (principally deferred income taxes and long-term liabilities) denominated in Canadian and Australian dollars into U.S. dollars for reporting purposes. Although these effects are primarily non-cash in nature, they can have a significant impact on the Company’s net income.

“Free cash flow from continuing operations” consists of cash from operating activities in continuing operations less capital expenditures and dividends. Management believes that free cash flow, for which there is no comparable GAAP measure, is relevant to investors as it provides an indication of the cash generated internally that is available for investment opportunities and debt service.

“GAAP” refers to Generally Accepted Accounting Principles.

“LME” refers to the London Metal Exchange.

“Other Specified Items” (OSIs) include, for example: restructuring and synergy charges; asset impairment charges; gains and losses on non-routine sales of assets, businesses or investments; unusual gains and losses from legal claims and environmental matters; gains and losses on the redemption of debt; income tax reassessments related to prior years and the effects of changes in income tax rates; and other items that, in Alcan’s view, do not typify normal operating activities.

“Operating earnings from continuing operations” is presented in addition to income from continuing operations and reported net income. Operating earnings from continuing operations are not calculated in accordance with U.S. GAAP and there is no standard definition of this term. Accordingly, it is unlikely that comparisons can be made among different companies that make operating earnings information available. The determination of whether an item is treated as an Other Specified Item involves the exercise of judgement by Alcan management. The Company believes that operating earnings from continuing operations is a useful measure because it excludes items that are not typical of ongoing operating activities, such as Other Specified Items, as well as items that are outside management’s control, such as the impact of foreign currency balance sheet translation. Management has concluded that operating earnings is a relevant measure for shareholders and other investors as it removes the inherent volatility of such items, whether favourable or unfavourable, and provides a clearer picture of underlying business performance. Moreover, the measure is in line with the Company’s internal performance measurement and management systems. Operating earnings information has historically been presented in response to requests from investors and financial analysts, who have indicated that they find the information highly relevant and essential to their understanding of the Company.

All tonnages are stated in metric tonnes, equivalent to 2,204.6 pounds.

All figures are unaudited.

QUARTERLY RESULTS WEBCAST

Alcan’s quarterly results conference call with investors and analysts will take place on Tuesday, October 31, 2006 at 10:00 a.m. EDT and will be webcast via the Internet at www.alcan.com.

Supporting documentation (press release, financial statements and investor presentation) is available at www.alcan.com, using the Investors link. Miscellaneous and previous years' filings may be accessed using the following links to the www.sec.gov (U.S.) and www.sedar.com (Canada) websites.

ALCAN INC.

Alcan Inc. (NYSE, TSX: AL) is a leading global materials company, delivering high quality products and services worldwide. With world-class technology and operations in bauxite mining, alumina processing, primary metal smelting, power generation, aluminum fabrication, engineered solutions as well as flexible and specialty packaging, today’s Alcan is well positioned to meet and exceed its customers’ needs. Alcan is represented by 65,000 employees in 61 countries and regions, and posted revenues of $20.3 billion in 2005. The Company has featured on the Dow Jones Sustainability World Index consecutively since 2003. For more information, please visit: www.alcan.com.

MEDIA CONTACT: Anik Michaud Tel.: (514) 848-8151	INVESTOR CONTACT: Corey Copeland Tel. (514) 848-8368
Conference call numbers: North America (877) 652-1294 Local & overseas (706) 643-7783	Conference call numbers: North America (877) 421-3963 Local & overseas (706) 643-9535

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF INCOME (unaudited)
	Third Quarter		Nine Months
Periods ended September 30	2006	2005	2006	2005
(in millions of US$, except per share amounts)
Sales and operating revenues	5,769	4,887	17,422	15,271

Costs and expenses
Cost of sales and operating expenses, excluding depreciation
and amortization noted below	4,454	3,921	13,228	12,141
Depreciation and amortization	273	266	782	806
Selling, administrative and general expenses	327	331	1,057	1,056
Research and development expenses	50	66	157	164
Interest	63	92	208	267
Restructuring charges - net	22	32	130	142
Other expenses (income) - net	11	23	(18)	10
	5,200	4,731	15,544	14,586
Income from continuing operations before income taxes and
other items	569	156	1,878	685
Income taxes	146	101	610	269
Income from continuing operations before other items	423	55	1,268	416
Equity income	41	16	106	73
Minority interests	(4)	1	(6)	(1)
Income from continuing operations	460	72	1,368	488
Income (Loss) from discontinued operations	(4)	9	-	2
Income before cumulative effect of accounting change	456	81	1,368	490
Cumulative effect of accounting change, net of income taxes
of $2 (nil in 2005) (note 4)	-	-	(4)	-
Net income	456	81	1,364	490
Dividends on preference shares	3	2	8	5
Net income attributable to common shareholders	453	79	1,356	485
Earnings (Loss) per share
Basic:
Income from continuing operations	1.21	0.19	3.63	1.30
Income (Loss) from discontinued operations	(0.01)	0.02	-	0.01
Cumulative effect of accounting change	-	-	(0.01)	-
Net income per common share - basic	1.20	0.21	3.62	1.31
Diluted:
Income from continuing operations	1.21	0.19	3.62	1.30
Income (Loss) from discontinued operations	(0.01)	0.02	-	0.01
Cumulative effect of accounting change	-	-	(0.01)	-
Net income per common share - diluted	1.20	0.21	3.61	1.31
Dividends per common share	0.20	0.15	0.50	0.60

ALCAN INC.

INTERIM CONSOLIDATED BALANCE SHEET (unaudited)

	September 30, 2006	December 31, 2005
(in millions of US$)

ASSETS

Current assets
Cash and time deposits	158	181
Trade receivables (net of allowances of $57 in 2006 and $56 in 2005)	2,944	2,308
Other receivables	1,205	946
Deferred income taxes	192	150
Inventories	3,104	2,734
Current assets held for sale	15	119
Total current assets	7,618	6,438

Deferred charges and other assets	1,233	1,052
Investments	1,491	1,511
Deferred income taxes	862	863
Property, plant and equipment
Cost (excluding Construction work in progress)	17,529	16,990
Construction work in progress	2,673	1,604
Accumulated depreciation	(8,369)	(7,561)
	11,833	11,033
Intangible assets (net of accumulated amortization of $316 in 2006
and $233 in 2005)	976	1,013
Goodwill	4,635	4,713
Long-term assets held for sale	2	15
Total assets	28,650	26,638

ALCAN INC.

INTERIM CONSOLIDATED BALANCE SHEET (cont’d) (unaudited)

	September 30, 2006	December 31, 2005
(in millions of US$)

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Payables and accrued liabilities	4,992	4,608
Short-term borrowings	346	348
Debt maturing within one year	40	802
Deferred income taxes	28	25
Current liabilities of operations held for sale	11	62
Total current liabilities	5,417	5,845

Debt not maturing within one year	5,399	5,265
Deferred credits and other liabilities	1,753	1,608
Post-retirement benefits	3,224	3,037
Deferred income taxes	1,337	1,172
Minority interests	67	67

Shareholders’ equity
Redeemable non-retractable preference shares	160	160
Common shareholders' equity
Common shares	6,381	6,181
Additional paid-in capital	673	683
Retained earnings	4,208	3,048
Common shares held by a subsidiary	(31)	(31)
Accumulated other comprehensive income (loss)	62	(397)
	11,293	9,484
	11,453	9,644

Total liabilities and shareholders’ equity	28,650	26,638

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)
	Third Quarter		Nine Months
Periods ended September 30	2006	2005	2006	2005
(in millions of US$)

OPERATING ACTIVITIES

Net income	456	81	1,364	490
Cumulative effect of accounting change	-	-	4	-
Loss (Income) from discontinued operations	4	(9)	-	(2)
Income from continuing operations	460	72	1,368	488
Adjustments to determine cash from operating activities:
Depreciation and amortization	273	266	782	806
Deferred income taxes	73	86	300	128
Equity income, net of dividends	(17)	(5)	(35)	(29)
Asset impairment charges	12	5	57	40
Loss (Gain) on disposal of businesses and investments - net	(4)	(5)	(8)	11
Stock option compensation	3	4	39	14
Change in operating working capital
Change in receivables	151	325	(605)	(250)
Change in inventories	(164)	26	(273)	(88)
Change in payables and accrued liabilities	(4)	(72)	126	(391)
Change in deferred charges, other assets, deferred credits
and other liabilities, and post-retirement benefits - net	21	(13)	188	137
Other - net	(1)	(34)	(3)	(119)
Cash from operating activities in continuing operations	803	655	1,936	747

Cash from operating activities in discontinued operations	1	4	9	54

Cash from operating activities	804	659	1,945	801

FINANCING ACTIVITIES

Proceeds from issuance of new debt - net of issuance costs	9	21	380	1,237
Debt repayments	(250)	(210)	(1,086)	(1,456)
Short-term borrowings - net	(13)	(52)	(13)	(2,045)
Common shares issued	3	6	152	16
Dividends - Alcan shareholders (including preference)	(78)	(58)	(195)	(173)
- Minority interests	(1)	(1)	(2)	(2)
Cash used for financing activities in continuing operations	(330)	(294)	(764)	(2,423)

Cash used for financing activities in discontinued operations	-	(59)	-	(55)

Cash used for financing activities	(330)	(353)	(764)	(2,478)

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (cont’d) (unaudited)
	Third Quarter		Nine Months
Periods ended September 30	2006	2005	2006	2005
(in millions of US$)

INVESTMENT ACTIVITIES

Purchase of property, plant and equipment	(576)	(405)	(1,471)	(1,103)
Business acquisitions and purchase of investments, net of cash
and time deposits acquired	(8)	(31)	(48)	(73)
Net proceeds from disposal of businesses, investments and
other assets	27	141	234	176
Settlement of amounts due from Novelis - net	-	-	-	2,535
Other	58	-	70	-
Cash from (used for) investment activities in continuing operations	(499)	(295)	(1,215)	1,535

Cash from (used for) investment activities in discontinued
operations	-	(1)	5	63

Cash from (used for) investment activities	(499)	(296)	(1,210)	1,598

Effect of exchange rate changes on cash and time deposits	1	4	6	(25)
Increase (Decrease) in cash and time deposits	(24)	14	(23)	(104)
Cash and time deposits - beginning of period	182	222	181	340
Cash and time deposits - end of period	158	236	158	236

ALCAN INC.
(in millions of US$)

1. BASIS OF PRESENTATION

The unaudited interim consolidated financial information is based upon accounting policies and methods of their application consistent with those used and described in the Company's annual financial statements as contained in the most recent annual report. The unaudited interim consolidated financial information does not include all of the financial statement disclosures included in the annual and quarterly financial statements prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and therefore should be read in conjunction with the Company's most recent annual report as well as the quarterly report (Form 10-Q) for the period ended September 30, 2006 that the Company expects to file on November 9, 2006.

In the opinion of management of the Company, the unaudited interim consolidated financial information reflects all adjustments, which consist only of normal and recurring adjustments, necessary to present fairly the financial position and the results of operations and cash flows in accordance with U.S. GAAP. The results reported in this unaudited interim consolidated financial information are not necessarily indicative of the results that may be expected for the entire year.

2. DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

Bauxite and Alumina and Primary Metal

On March 31, 2006, the balance of the Company’s interest in Aluminium de Grèce S.A. (AdG) of 7.2% was sold by the Company to Mytilineos Holdings S.A. for net proceeds of $13.

Engineered Products

In the first quarter of 2004, the Company had committed to a plan to sell certain non-strategic assets that were not part of its core operations. The assets were used to supply castings and components to the automotive industry. On March 31, 2006, the Company sold these assets to AluCast GmbH for net proceeds of approximately nil.

3. CAPITALIZATION OF INTEREST COSTS

Total interest costs in continuing operations in the third quarter and nine months of 2006 were $85 and $264, respectively (2005: $100 and $285), of which $22 and $56, respectively (2005: $8 and $18), were capitalized.

4. ACCOUNTING CHANGES

SFAS 123(R) - Share-Based Payment

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment, which is a revision to SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) requires all share-based payments to employees to be recognized in the financial statements based on their fair values. The fair value of options granted after January 1, 2006 is determined using a lattice model, whereas the fair value of options granted prior to that date was determined using the Black-Scholes valuation model. The Company had previously adopted the fair-value based method of accounting for stock options using the retroactive restatement method described in SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, effective January 1, 2004. This method is accepted under SFAS No. 123(R).

On January 1, 2006, the Company recorded an after-tax charge of $4, using the modified prospective application method, in Cumulative effect of accounting change, to record all outstanding liability awards, previously measured at their intrinsic value, at their fair value.

5. SALES AND ACQUISITIONS OF BUSINESSES AND INVESTMENTS AND RESTRUCTURING ACTIVITIES

Acquisitions

On January 3, 2006, the Company announced that it has acquired the packaging assets and business of Recubrimientos y Laminaciones de Papel, S.A. de C.V. (Relapasa), of Monterrey, Mexico for $22.

On March 10, 2006, the Company acquired the operating assets of Daifu Industries Co. Ltd. of Phetchaburi, Thailand, a leading supplier of foil and plastic lidding for food packaging in Thailand, offering prepress, printing, laminating, hot melt coating, embossing and die cutting, for an initial investment of $8. An additional amount of $3 was paid during the second and third quarters of 2006 (Q2: $1; Q3: $2) based on the audited value of the acquiree’s assets.

During the second quarter of 2006, the Company increased its ownership in Alcan Packaging Mohammedia to 97.2% by purchasing an additional 34.4% for $8. Alcan Packaging Mohammedia, located in Morocco, is specialized in dairy packaging.

Sales

On February 7, 2006, the Company completed the sale of its Froges, France, rolling mill to Industrie Laminazione Alluminio S.p.A based in Sardinia, Italy, for net proceeds of ($5), resulting in a gain on disposal of $1.

In March 2006, the Company completed the sale of selected assets of its North American Food Packaging Plastic Bottle business to Ball Corporation for net proceeds of $182, resulting in a loss on disposal of $4.

On March 2, 2006, the Company completed the sale of its high-purity activity at the Mercus processing mill in France to Praxair Inc. for net proceeds of $2, resulting in a gain on disposal of $2.

On March 2, 2006, the Company completed the sale of its food packaging plant in Zaragoza, Spain, to Kostova System S.L. for net proceeds of $7, resulting in a gain on disposal of $1. During the fourth quarter of 2005, the Company had recorded an impairment charge of $4 as a result of the expected divestiture.

In June 2006, the Company completed the sale of its Chambéry, France, operation to Compagnia Generale Alluminio S.p.A. for net proceeds of $8, resulting in no gain or loss on disposal. Chambéry manufactures Rollbond panels used primarily as fluid circulators in refrigeration units. During the first quarter of 2006, the Company had recorded an impairment charge of $2 based on the expected divestiture.

On June 9, 2006, the Company completed the sale of its Lir France beauty packaging facility in France for net proceeds of ($3), resulting in a gain on disposal of $1. A provision of $9 was recorded in the fourth quarter of 2005 based on the expected loss on disposal.

On July 10, 2006, the Company completed the sale of its 51% ownership in the joint venture Baotou Pechiney and Baolu High Purity Aluminium Company Limited, located in China, for net proceeds of $3, resulting in a gain on disposal of $4.

On July 28, 2006, the Company completed the sale of its Cebal Aerosol business to its current management team and to Natexis Investissement Partners, a part of Natexis Private Equity investment fund for net proceeds of $16, resulting in a loss on disposal of $3. An impairment charge of $20 was recorded in the fourth quarter of 2005 as a result of the expected divestiture.

Restructuring Activities

On May 9, 2006, the Company announced the reorganization of its global specialty aluminas business, entailing the gradual, yet permanent shut-down of the Company’s Specialty-Calcined Alumina plant (“UPCA”) in Jonquière, Quebec, by year end. In relation to this activity, the Company recorded restructuring charges of $12 comprising $1 of severance costs and $11 of asset impairment charges during the second quarter of 2006.

5. SALES AND ACQUISITIONS OF BUSINESSES AND INVESTMENTS AND RESTRUCTURING ACTIVITIES (cont’d)

On June 30, 2006, the Company announced that it had signed a new collective labour agreement with its Quebec employees represented by the Canadian Auto Workers (C.A.W.) union. The agreement applies to C.A.W. employees at the Arvida, Beauharnois, Laterrière, Shawinigan and Vaudreuil Works sites, as well as those at Power Operations, Port Facilities, Alma Railway Operations and the Arvida Research and Development Centre. As part of this agreement, the Company has offered early retirement incentives to employees and has recorded severance charges of $3 during the third quarter of 2006 for employees who have accepted.

On July 12, 2006, the Company announced that it has begun consultations with unions and employee representatives for a proposed sale of selected assets at the Company’s Affimet aluminum recycling plant in Compiègne, France. In relation to this activity, the Company recorded restructuring charges of $44 comprising $14 of severance costs, $7 of other costs and $23 of asset impairment charges during the second quarter of 2006.

Also on July 12, 2006, the Company announced that it has begun consultations with unions and employee representatives for a proposed closure of two U.K. sites. The proposed reorganization would result in the closure of the Workington, U.K. hard alloy extrusion plant and the closure of the Midsomer Norton, U.K. food flexibles packaging plant.

In relation to the Workington closure, the Company recorded restructuring charges of $9 comprised entirely of severance costs during the second quarter of 2006. Production from Workington would be consolidated at Alcan’s facilities in Issoire and Montreuil-Juigné, France. Workington is expected to cease production by the end of the second quarter of 2007.

In relation to the Midsomer Norton closure, the Company recorded restructuring charges of $17 comprising $16 of severance costs, and $1 of asset impairment charges during the second quarter of 2006. The plant has been adversely affected by a declining demand in the U.K. market and high raw material costs. The site is expected to close by the end of 2006.

During the third quarter of 2006, the Company incurred charges of $6 relating to early retirement incentives accepted by employees at a research facility in France. These charges are included in severance costs.

During the third quarter of 2006, the Company incurred severance charges of $2 due to the restructuring of a trading operation in Switzerland.

6. CONTINGENCIES

On January 19, 2006, the Company sold claims related to the Enron bankruptcy to a financial institution for combined proceeds of $62, recorded in Other expenses (income) - net, resulting in an after-tax gain of $41.

7. SUBSEQUENT EVENTS

On October 3, 2006, Alcan announced that its Board of Directors has authorized a share repurchase program of up to 5% of the Company’s 376 million total common shares outstanding. This initiative follows Alcan’s 33% quarterly dividend increase from $0.15 to $0.20 per share announced on August 2, 2006.

On October 19, 2006, the Company announced that it is in advanced discussions with GrafTech International Ltd to acquire the remaining 70% stake of Carbone Savoie and certain related technology and equipment for approximately $130 to $140. Under the current structure, Alcan owns 30% of Carbone Savoie, a global leader in the design and production of cathode blocks. The proposed transaction will be submitted to the Works Council consultation process in France and is expected to be completed in the fourth quarter of 2006, following regulatory approval.

Montreal, Canada
31 October 2006